ARTICLES OF INCORPORATION

                               OF

                        CHALLEDON, INC.

     We the undersigned natural persons of the age of twenty-one years or more, acting as incorporators of a corporation under the Utah Business Corporation Act, adopt the following Articles of
Incorporation for such Corporation.

                            ARTICLE I

     The name of the corporation is CHALLEDON, INC.

                            ARTICLE II

     The period of its duration shal1 be perpetual.

                           ARTICLE III

     The corporation shall have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be organized under the Utah Business Corporation
Act.  Main purpose shall be Investments, etc.

                            ARTICLE IV

     The aggregate number of shares the corporation shall have authority to issue is 50,000,000 shares of common stock at par value of $.001 per shares, or a total capitalization of $50,000.00.
     There shall be no cumulative voting, and all pre-emptive rights are denied. Each share shall entitle the holder thereof to one vote at all meetings of the shareholders.
     Stockholders shall not be liable to the corporation or its creditors for any debts or obligations of the corporation.

                            ARTICLE V

     The corporation shall not coronae business until at least
$1,000 has been received by it as consideration for the issuance of shares.

                            ARTICLE VI
     Provisions for regulations of the internal affairs of the corporation will be contained in By-Laws appropriately by the Board of Directors in accordance with Section 16-10-25 of Utah Code
Annotated (1953), as amended.

                           ARTICLE VII

     The address of the initial registered office of the corporation is 75 East Stratford # A, Salt Lake City, Utah 84115;
and the name of its initial registered agent at such address is Jim
Glavas.

                           ARTICLE VIII

     The number of directors shall be not less than three nor more than nine, and the directors constituting the initial Board of Directors shall be three, and the names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholder or until their successors are elected and shall qualify are:

          SHUREE HOOD              96 West 6480 South
                                   Murray, Utah 84106

          KAY CARTER               535 South 200 East
                                   Salt Lake City, Utah 84111

          JIM GLAVAS               75 East Stratford #A
                                   Salt Lake City, Utah 84115

                            ARTICLE IX

     The name and address of each incorporator is:

          SHUREE HOOD              96 West 6480 South
                                   Murray, Utah 84106

          KAY CARTER               535 South 200 East
                                   Salt Lake City, Utah 84111

          JIM GLAVAS               75 East Stratford #A
                                   Salt Lake City, Utah 84115


                                   /S/ Shuree Hood


                                   /S/ Kay Carter


                                   /S/ Jim Glavas

SUBSCRIBED and sworn before me this 29th day of March, 1990.



                                   Linda Fredrickson
                                   NOTARY PUBLIC
                                   Residing is Salt Lake County,
                                   State of Utah

My Commission Expires: August 25, 1990